UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 16, 2005

PAINCARE HOLDINGS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

FLORIDA	1-14160	(06-1110906)
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NUMBER)

1030 N. ORANGE AVENUE, SUITE 105

ORLANDO, FLORIDA 32801

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES INCLUDING ZIP CODE)

(407) 367-0944

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

(407) 367-0950

(REGISTRANT’S FACSIMILE NUMBER, INCLUDING AREA CODE)

WWW.PAINCAREINC.COM

(REGISTRANT’S WEBSITE ADDRESS)

ITEM 2.01	ACQUISITION OR DISPOSITION OF ASSETS

On May 16, 2005 PainCare announced that it has consummated the purchase of controlling interest in PSHS Alpha Partners, Ltd. d/b/a Lake Worth Surgical Center (LWSC), a fully accredited ambulatory surgical center located in Palm Beach County, Florida.

The terms of the purchase agreement provided for PainCare to acquire 100% of the interest in LWSC owned by the General Partner, PSHS Partnership Ventures, Inc., and approximately 50% of the interest in LWSC owned by the three Limited Partners, one of whom includes Dr. Merrill Reuter, Chairman of PainCare and President of Advanced Orthopaedics of South Florida, a practice, which PainCare has owned since 2001.   PainCare Surgery Center I, Inc., a wholly owned subsidiary of PainCare, will act as the sole general partner of LWSC and will own 67.5% of all partnership interests in the partnership.

In consideration for its general partner interest and the controlling stake in LWSC, PainCare paid the sellers a total of $8,159,058 in a combination of cash and its stock.  Based on its historical financial performance, LWSC is expected to contribute more than $5 million in net revenues and approximately $1.6 million in EBITDA (Earnings Before Interest Taxes Depreciation and Amortization) to PainCare each year.

PainCare will fund the cash portion of the initial purchase price from the proceeds of the recently completed debt financing.

Neither Lake Worth nor its members have any prior relationship with us other than one of the limited partners, Dr. Merrill Reuter, which is chairman of the Board of Directors of PainCare.

The acquisition has been accounted for using the purchase method of accounting.

ITEM 9.01	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

The financial statements and the pro forma financial information are in process of being prepared and will be filed as an amendment to this report as soon as practicable, but no later than the required period.

Exhibits	Material Contracts

Exhibit 10.1	Securities Purchase Agreement

Exhibit 99.1	Press Release dated May 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PAINCARE HOLDINGS, INC.

Date:	May 16, 2005	By:	/s/ RANDY LUBINSKY

Chief Executive Officer and Director

Date:	May 16, 2005	By:	/s/ MARK SZPORKA

Chief Financial Officer, Secretary and Director